UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2018

VELT INTERNATIONAL GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-179082	27-5159463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1313 N. Grand Ave. #16, Walnut, CA 91789

(Address of Principal Executive Offices)

(626) 262-7379

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Section 5. Corporate Governance and Management

Item. 5.01. Changes in Control of Registrant.

There was a change in control of Velt International group Inc. (the “Company”) as a result of the issuance of 1,132,000 shares of the Company’s common stock to Rural Asset Management Services, Inc., a Malaysian company (“RAM”).

On December 14, 2018, in connection with the closing of the Stock Purchase Agreement (the “SPA”) dated November 19, 2018 between Chin Kha Foo, the principal shareholder of the Company (“Seller”) and RAM (the “Buyer”), RAM became the principal shareholder of the Company, owning approximately 60% of the Company’s issued and outstanding shares.

RAM is an equity investment company with portfolio of interest in biotechnology, healthcare, cancer treatment research and technology, ICT and Crypto Currency. RAM has to date invested in companies in Malaysia, Australia and the USA.

 The Company does not currently anticipate any other changes in control other than as described in this Report.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of December 14, 2018, the Closing Date with respect to the beneficial ownership of Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock after the Closing Date (ii) our current directors, (iii) each person who will become a director on or after the tenth day following our mailing of this Information Statement, (iv) each of newly named executive officers and (v) all of our newly named executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws, where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock that are shown as beneficially owned by them. In computing the number of shares of Common Stock owned by a person and the percentage ownership of that person, any such shares subject to options and warrants held by that person that are exercisable as of the Closing Date or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. The percent of class is based on 1,886,575 shares of common stock issued and outstanding as of the Closing. Unless otherwise indicated, the mailing address of each individual is c/o Velt International Group Inc., 1313 N. Grand Ave., Ste 16, Walnut, California 91789.

Name	Number of Shares of Common stock	Percentage

Yidan (Andy) Liu [1]	126,500	6.7%
Jun (Charlie) Huang	140,750	7.5%
Ali Kasa	-0-	-0-
Rural Asset Management Services, Inc.	1,132,000	60%

[1] Includes 500 shares owned by Jiwen Zhang, wife of Mr. Liu.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 1,886,575 shares of common stock outstanding as of December 14, 2018.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the closing of the SPA, Mr. Foo resigned as an officer of the Company and Mr. Ali Kasa was appointed President, CEO, CFO and Secretary of the Company. Also, Mr. Foo resigned as a director as of the Closing. Mr. Kasa was elected to the Board.

Therefore, since all the time and notice requirements set forth above have been consummated, the resignation of Mr. Foo has become effective and Mr. Kasa is now the sole director of the Company and its only officer.

Ali Kasa has been the President, Secretary, Chief Financial Officer and sole director of Anvia Holdings Corporation, a public company, since 2017. Prior to assuming control over Anvia, Mr. Kasa was the CEO of Egnitus Holdings Pty Ltd providing business growth solutions to businesses with offices in Australia, Malaysia, Saudi Arabia, the UK and Albania. Mr. Kasa has years of practical experience in starting, managing and exiting businesses and has sold over 26 new ventures. Mr. Kasa served as a consultant to several large international corporations in the areas of workforce planning, business modeling and strategic planning. In 2001, Mr. Kasa received an honorary LLB from International Islamic University Malaysia and in 2004 Mr. Kasa received a Master in Comparative Laws from International Islamic University Malaysia. In 2013, Mr. Kasa received his MBA degree from Asiae University, Malaysia.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velt International Group Inc.

Dated: December 19, 2018	By:	/s/ Ali Kasa
	Name:	Ali Kasa
	Title:	Chief Executive Officer

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